EXHIBIT 21

UNITED INDUSTRIAL CORPORATION

List of Subsidiaries

As of March 1, 2007

Name of Subsidiary	State (or jurisdiction) in which Incorporated	Approximate Percentage of Voting Securities Owned by Immediate Parent

AAI Corporation	Maryland	100% (a)

AAI Services Corporation (formerly AAI Engineering Support, Inc.)	Maryland	100% (b)

McTurbine Inc.	Texas	100% (c)

AAI / ACL Technologies, Inc.	Maryland	100% (b)

AAI / ACL Technologies Europe Limited	Great Britain	100% (d)

AAI Aerosonde Pty Ltd	Victoria, Australia	100% (b)

Aerosonde Pty Ltd	Victoria, Australia	100% (e)

Aerosonde North America Incorporated	Colorado	100% (b)

Electric Transit, Inc.	Ohio	35% (b)

ESL Defence (Holdings) Ltd.	Great Britain	100% (b)

ESL Defence Limited	Great Britain	100% (f)

Symtx, Inc.	Delaware	100% (b)

(a) Percentage owned by United Industrial Corporation.

(b) Percentage owned by AAI Corporation.

(c) Percentage owned by AAI Services Corporation.

(d) Percentage owned by AAI/ACL Technologies, Inc.

(e) Percentage owned by AAI Aerosonde Pty Ltd.

(f) Percentage owned by ESL Defence (Holdings) Ltd.

All of the subsidiaries listed above are included in the consolidated financial statements of United Industrial Corporation.